UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 10, 2012

Beam Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	1-9076	13-3295276
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

510 Lake Cook Road Deerfield, IL	60015
(Address of Principal Executive Offices)	(Zip Code)

(847) 948-8888

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 10, 2012, Beam Inc. (the “Company”) and Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated, acting for themselves and as representatives of the other underwriters, entered into an Underwriting Agreement (the “Underwriting Agreement”) in connection with the offer and sale of $300 million aggregate principal amount of the Company’s 1.875% Notes due 2017 (the “2017 Notes”) and $300 million aggregate principal amount of its 3.250% Notes due 2022 (the “2022 Notes” and, together with the 2017 Notes, the “Notes”) in an underwritten public offering (the “Offering”). The issuance and sale of the Notes is expected to close on May 21, 2012. The Company intends to use the net proceeds from the Offering to finance its acquisition of the Pinnacle vodka and Calico Jack rum brands and certain other related assets of White Rock Distilleries, Inc. (the “Acquisition”).

The Underwriting Agreement contains representations, warranties and agreements of the Company, conditions to closing, indemnification and contribution rights and obligations of the parties, termination provisions and other terms and conditions in each case that are customary in agreements of this type. The Notes are being offered and sold by the Company pursuant to its automatic shelf Registration Statement on Form S-3ASR (Registration Statement No. 333-181026), filed with the Securities and Exchange Commission on April 27, 2012, as supplemented by the final prospectus supplement dated May 10, 2012 filed with the Securities and Exchange Commission on May 11, 2012.

The Notes will be issued pursuant to the Indenture dated as of April 15, 1999 (the “Indenture”) between the Company and The Bank of New York Mellon (formerly The Chase Manhattan Bank), as trustee. The Indenture contains covenants that require the Company to satisfy certain conditions in order to incur debt secured by liens, engage in sale/leaseback transactions or merge or consolidate with another entity. The Indenture also provides for customary events of default and other customary provisions.

The 2017 Notes will mature on May 15, 2017 and bear interest at a fixed rate of 1.875% per annum. The 2022 Notes will mature on May 15, 2022 and bear interest at a fixed rate of 3.250% per annum. The Company will pay interest on the Notes from May 21, 2012 semi-annually, in arrears, on May 15 and November 15 of each year, beginning November 15, 2012. The Notes will constitute unsecured and unsubordinated obligations of the Company and will rank on parity with all of the Company’s other unsecured and unsubordinated indebtedness from time to time outstanding.

At its option, the Company may redeem each series of Notes, in whole at any time or in part from time to time, at a redemption price equal to the greater of (i) 100% of the principal amount of the Notes of such series then outstanding to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of the Notes of such series to be redeemed (excluding interest accrued as of the redemption date), discounted to the redemption date on a semi-annual basis at the applicable Treasury Rate (as defined in the Notes) plus 20 basis points, in the case of the 2017 Notes, and 25 basis points, in the case of the 2022 Notes.

At its option, at any time on and after February 15, 2022 (90 days prior to the maturity date of the 2022 Notes), the Company may redeem the 2022 Notes, in whole or in part, at 100% of the aggregate principal amount of 2022 Notes to be redeemed.

In the event that (i) the Company does not consummate the Acquisition on or before October 31, 2012, or (ii) the purchase agreement with respect to the Acquisition is terminated at any time before October 31, 2012, the Company may redeem either or both series of the Notes at its option, in whole but not in part, at a redemption price equal to 101% of the aggregate principal amount of the Notes to be redeemed, plus accrued and unpaid interest as of the acquisition redemption date.

If a Change of Control Triggering Event (as defined in the Notes) occurs, the Company will be required to make an offer on the terms set forth in the Notes to each holder of the Notes to repurchase all or any part of that holder’s Notes at a price equal to 101% of the principal amount of the Notes repurchased, plus accrued and unpaid interest, if any.

From time to time in the ordinary course of their respective businesses, certain of the underwriters, the indenture trustee and their affiliates have engaged in and may in the future engage in commercial banking, investment management, investment banking, derivatives and/or financial advisory and other commercial transactions and services with the Company and its affiliates for which they have received or will receive fees and commissions. Certain of the underwriters or their affiliates hold indebtedness that may, if the Acquisition is not consummated for any reason, be repaid with proceeds from the sale of the Notes as described in the prospectus supplement referred to above.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under “Item 1.01. Entry into a Material Definitive Agreement” of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

1	Underwriting Agreement, dated May 10, 2012, between the Company and Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for themselves and on behalf of the several underwriters named therein in connection with the offer and sale of $300 million aggregate principal amount of the Company’s 1.875% Notes due 2017 and $300 million aggregate principal amount of the Company’s 3.250% Notes due 2022.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAM INC. (Registrant)

Date: May 16, 2012	By	/s/ Kenton R. Rose
	Name:	Kenton R. Rose
	Title:	Senior Vice President, General Counsel and Chief Administrative Officer and Secretary

EXHIBIT INDEX

Exhibit Number	Description

1	Underwriting Agreement, dated May 10, 2012, between the Company and Barclays Capital Inc., Credit Suisse Securities (USA) LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated for themselves and on behalf of the several underwriters named therein in connection with the offer and sale of $300 million aggregate principal amount of the Company’s 1.875% Notes due 2017 and $300 million aggregate principal amount of the Company’s 3.250% Notes due 2022.

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